Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Velodyne Lidar, Inc.

We consent to the use of our report dated April 15, 2020, except for Notes 1, 8, and 9, as to which the date is January 25, 2021, with respect to the consolidated balance sheets of Velodyne Lidar, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, included herein as Exhibit 99.3.

/s/ KPMG LLP

Santa Clara, California
March 5, 2021